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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): September 29, 1999

                               THE AES CORPORATION
             (exact name of registrant as specified in its charter)


        DELAWARE               333-15487                   54-1163725
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)


                       1001 North 19th Street, Suite 2000
                            Arlington, Virginia 22209

          (Address of principal executive offices, including zip code)

               Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE
          (Former Name or Former Address, if changed since last report)



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Item 5.   Other Events

     On September 29, 1999, the AES Corporation (the "Registrant") announced that an appellate judge in the Minas Gerais state court system reversed a lower court ruling and granted a temporary injunction that suspends the effectiveness of a shareholders' agreement for Cia. Energetica de Minas Gerais ("Cemig"). The State of Minas Gerais had previously commenced an action seeking a declaratory ruling that the shareholders' agreement entered into as a condition of the 1997 auction of Cemig shares is invalid. The lower court judge had allowed the suit to proceed but denied the temporary injunction. This appellate ruling suspends the shareholders' agreement while the action to determine its validity is proceeding.

The declaratory judgment action applies only to the shareholders' agreement and does not purport to challenge AES's ownership interest in Cemig. Under the shareholders' agreement, subsidiaries of AES and Southern Company, and The Opportunity Fund, as minority shareholders in Cemig, are given certain rights to participate in the administration and management of Cemig's operations.

AES is evaluating all of the options available to it, and intends to vigorously pursue its legal rights in this matter. AES does not anticipate that this temporary suspension of the shareholders agreement will have a significant affect on its financial condition or results of operation.


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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                                    THE AES CORPORATION





     Date: October 6, 1999                           By /s/ William Luraschi
                                                       --------------------
                                                         (signing officer)